Exhibit 99.1

ALPHA INNOTECH REPORTS RECORD 32% REVENUE GROWTH AND
CONTINUING PROFITABILITY IN THIRD QUARTER

November 10, 2008 – Alpha Innotech Corp., San Leandro, California

Alpha Innotech Corp. (OTCBB:APNO), a leading provider of bioanalytical systems for drug discovery and life science research, today reported financial results for the quarter ending September 30, 2008.

Third quarter revenues increased 32% to $4.9 million from the $3.7 million reported in the same period in 2007.  The Company continued reporting profitability with net income for the third quarter of 2008 increasing to $21,859, or less than $0.01 per share, from a net loss of $289,555, or $0.03 per share, for the third quarter of 2007.

Excluding interest, depreciation and stock-based compensation, on a non-GAAP basis, the Company had net income of $448,591 for the third quarter of 2008 compared to $16,702 for the third quarter of 2007. The non-GAAP net income (loss) is reconciled to comparable GAAP net income (loss) in the table entitled “Non-GAAP Calculation of Net Income (Loss)”.

“We enjoyed strong growth in all our markets in the third quarter,” said Ron Bissinger, Chief Executive Officer of Alpha Innotech. “So far this year we’ve launched FluorChem® Q, redTM, AlphaImager® Mini, AlphaSpecTM, and AlphaPart11ViewTM software, while continuing to expand our sales channels internationally.”

For the nine months ended September 30, 2008, total revenue was $12.8 million, an increase of 18% from $10.8 million for the comparable 2007 nine month period.

Net income for the first nine months of 2008 was $43,001 or less than $0.01 per share, an increase from a net loss of $627,617 or $.06 per share in the first nine months of 2007.

Excluding interest, depreciation and stock-based compensation, on a non-GAAP basis, the Company had net income of $1.2 million for the first nine months of 2008 compared to net income of $252,937 for the same period of 2007. The non-GAAP net income (loss) is reconciled to comparable GAAP net income (loss) in the table entitled “Non-GAAP Calculation of Net Income (Loss)”.

Additional Third Quarter 2008 Achievements

•
Entered into a five year strategic supplier alliance agreement with GE Healthcare.  This is a continuation and expansion of the previous OEM agreement signed in April of 2005.  The Company will continue to develop, manufacture and supply a full line of proprietary imaging systems for sale under the GE Healthcare brand.

•
Closed a new debt facility with Bridge Bank intended to provide working capital for growth, particularly for the Company’s rapid expansion in Asia, while reducing the Company’s overall cost of capital.

More information on Alpha Innotech can be found at the Company’s website www.alphainnotech.com.

About Alpha Innotech Corp.

Founded in 1992 and with over 10,000 systems sold worldwide, Alpha Innotech is a leading developer, manufacturer and marketer of digital imaging and analysis systems for the life science research and drug discovery markets. Our goal is to combine instruments, reagents and bioinformatics software to offer integrated modular technology platforms for functional genomics, proteomics and cell analysis markets. Our customers include pharmaceutical and biotechnology companies as well as universities, medical centers, government research institutes and agencies worldwide.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial statements presented in accordance with GAAP, the Company is also providing non-GAAP financial information. The presentation of non-GAAP financial information should be considered in addition to the Company’s GAAP results and is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with GAAP. The Company believes that both management and investors benefit from referring to non-GAAP financial information that excludes certain expenses in their assessment of the Company’s performance. The Company also believes that investors benefit from increased transparency into supplemental information used by management in its financial and operational decision making.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements involve a number of risks and uncertainties that include, but are not limited to, the Company’s ability to obtain additional financing if needed, the timing of the introduction and success of new products, and the Company's growth prospects, that could cause actual results to differ materially from those anticipated or planned by these forward-looking statements. Please also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our recent Form 10-KSB and Forms 10-Q filed with the Securities and Exchange Commission. We do not intend to update the forward-looking information contained in this news release except as required by law.

Contact:

Alpha Innotech Corp.
Michael P. Henighan, CFO
Tel: 510-483-5610

Alpha Innotech Corp.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$4,870	$3,680	$12,782	$10,839
Cost of Goods Sold	2,369	1,690	5,784	4,885
Gross profit	2,501	1,990	6,998	5,954
Operating expenses:
Sales and Marketing	1,306	1,299	3,803	3,517
Research and Development	349	298	997	946
General and Administrative	677	605	1,848	1,890
Total operating expenses	2,332	2,202	6,648	6,353
Income (loss) from operations	169	(212)	350	(399)
Interest expense	(138)	(72)	(396)	(221)
Other income (expense), net	(9)	(6)	(11)	(8)
Sale of patents	—	—	100	—
Net Income (loss) applicable to common stockholders	$22	$(290)	$43	$(628)
Net Income (loss) per share:
Basic	$0.00	$(0.03)	$0.00	$(0.06)
Diluted	$0.00	$(0.03)	$0.00	$(0.06)
Weighted average shares outstanding:
Basic	10,922	10,449	10,770	10,343
Diluted	11,237	10,449	11,012	10,343

Alpha Innotech Corp.
Condensed Consolidated Balance Sheet
September 30, 2008
(in thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$503	$168
Restricted cash	50	50
Accounts receivable, net	3,343	2,230
Inventory, net	1,422	1,006
Prepaid expenses and other current assets	178	219
Total current assets	5,496	3,673
Property and equipment, net	901	914
Loan fees, net	148	—
Other assets	90	90
Total assets	$6,635	$4,677
Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$1,756	$1,786
Accrued liabilities	976	1,330
Current portion of debt	2,100	1,407
Deferred revenue	1,031	1,027
Other liabilities	193	265
Total current liabilities	6,056	5,815
Debt, net of current portion	930	308
Total shareholders’ deficit	(351)	(1,446)
Total liabilities and shareholders’ deficit	$6,635	$4,677

Alpha Innotech Corp.
Non-GAAP Calculation of Net Income (Loss)
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
GAAP net income (loss)	$22	$(290)	$43	$(628)
Interest	138	72	396	221
Depreciation	142	132	387	407
Share-based compensation	147	103	404	253
Non-GAAP basis income (loss)	$449	$17	$1,230	$253